Exhibit 99.1

VGF STRENGTH. PERFORMANCE. INNOVATION.

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Renews Substrate Agreement with IQE for up to $14.3 Million

Agreement Underscores AXT’s Industry Leading Position in Large Diameter Gallium Arsenide Substrates

FREMONT, Calif., Jan. 5, 2009 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, announced today that it has been awarded a production order from IQE plc (London AIM: IQE) for semi-insulating gallium arsenide (GaAs) substrates for IQE’s 2009 worldwide substrate requirements. This agreement is valued at approximately $14.3 million.  The substrates ordered by IQE in this agreement include both 4-inch and 6-inch diameter semi-insulating GaAs to support IQE’s wide ranging materials needs.

IQE is a leading global supplier of advanced semiconductor wafers with products that cover a diverse range of applications, supported by an innovative outsourced foundry services portfolio that allows the Group to provide a ‘one stop shop’ for the wafer needs of the world’s leading semiconductor manufacturers.

“AXT continues to be a great partner for IQE,” said Drew Nelson, president and CEO of IQE. “Its strong customer service focus, ample manufacturing capacity and diverse product portfolio allow us to support diverse and unique requirements of our growing customer base.”

“We are very pleased to have been awarded a new contract from our valued customer, IQE, for their 2009 substrate needs,” said Phil Yin, chairman and CEO of AXT.  “As the industry continues to move towards larger diameter substrates, we have made a firm commitment to supporting this transition through targeted capacity increases in our 6” manufacturing capability.  We believe we are well positioned to support IQE’s substrate needs in the coming year and we look forward to continued close collaboration between our two companies.”

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

About IQE plc

IQE is the leading global supplier of advanced semiconductor wafers with products that cover a diverse range of applications, supported by an innovative outsourced foundry services portfolio that allows the Group to provide a ‘one stop shop’ for the wafer needs of the world’s leading semiconductor manufacturers.

IQE uses advanced crystal growth technology (epitaxy) to manufacture and supply bespoke semiconductor wafers (‘epi-wafers’) to the major chip manufacturing companies, who then use these wafers to make the chips which form the key components of virtually all high technology systems. IQE is unique in being able to supply wafers using all of the leading crystal growth technology platforms.

IQE’s products are found in many leading-edge consumer, communication, computing and industrial applications, including a complete range of wafer products for the wireless industry, such as mobile handsets and wireless infrastructure, Wi-Fi, WiMAX, base stations, GPS, and satellite communications; optical communications, optical storage (CD, DVD), laser optical mouse, laser printers & photocopiers, thermal imagers, leading-edge medical products, barcode, high efficiency LEDs and a variety of advanced silicon based systems.

The manufacturers of these chips are increasingly seeking to outsource wafer production to specialist foundries such as IQE in order to reduce overall wafer costs and accelerate time to market.

IQE also provides bespoke R&D services to deliver customized materials for specific applications and offers specialist technical staff to manufacture to specification either at its own facilities or on the customer’s own sites. The Group is also able to leverage its global purchasing volumes to reduce the cost of raw materials. In this way IQE’s outsourced services, provide compelling benefits in terms of flexibility and predictability of cost, thereby significantly reducing operating risk.

IQE operates six manufacturing facilities located in Cardiff (two) and Milton Keynes in the UK; in Bethlehem, Pennsylvania and Somerset, New Jersey in the USA; and Singapore. The Group also has 11 sales offices located in major economic centers worldwide.

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